As filed with the Securities and Exchange Commission on March 27, 2009, Registration No. 333-118883

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLEY COMMERCE BANCORP
(Exact name of registrant as specified in its charter)

California	46-1981399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 South Court Street, Visalia, CA 93291
(Address of principal executive offices)

Valley Commerce Bancorp 2007 Equity Incentive Plan
(Full title of plan)

Roy O. Estridge
Executive Vice President, Chief Financial Officer
Valley Commerce Bancorp
200 South Court Street
Visalia, CA 93291
(559) 622-9000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value reserved for future issuance under the 2007 Equity Incentive Plan	128,107	$6.91	$885,219	$49.40
(1) In addition to the common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable pursuant to stock splits and stock dividends in accordance with Rule 416(b).

(2) Solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) of Regulation C, the proposed maximum offering price per share has been calculated on a weighted average price per share basis. Of the 128,107shares being registered, (i) 36,750 shares are subject to options with a weighted exercise price equal to $13.81 per share ($507,518 in the aggregate), and (ii) the remaining 91,357 shares which have not been awarded to date are registered based upon the $4.13 average of the high and low prices of the registrant’s common stock as reported on the OTCBB on March 25, 2009 ($377,304 in the aggregate).

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

Document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Valley Commerce Bancorp (“the Company”) hereby incorporates by reference in this Registration Statement the following documents:

(a)	the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007;

(b)
the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 as filed with the Commission on May 15, 2008; for the quarter ended June 30, 2008 as filed with the Commission on August 14, 2008 and for the quarter ended September 30, 2008 on November 14, 2008;

(c)
the Company’s current reports on Form 8-K filed with the Commission on April 25, 2008, May 22, 2008, July 23, 2008, October 29, 2008 (2), January 8, 2009 (2), January 29, 2009 (2), January 30, 2009 and February 5, 2009 and on Form 8-K/A on February 5, 2009 (2) (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules); and

(c)
the description of the registrant’s common stock set forth in the Registration Statement on Form SB-2 under Section 12(b) of the Exchange Act filed September 9, 2004, Registration No. 333-118883, and any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not furnished, unless otherwise stated in such filings) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article VI of the Articles of Incorporation of the Company contains provisions limiting the monetary liability of directors for breaches of the duty of care. Article VII of the Articles of Incorporation of the Company contains provisions that authorize the registrant to indemnify its directors, officers and employees to the fullest extent permitted, and in excess of that authorized, under Section 317. Section 12.9 of the Company’s By-laws provide for the indemnification of directors and officers to the fullest extent permitted by law.

The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles and the By-laws referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this filing, which is incorporated by reference.

Item 9.  Undertakings.

(a)           Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Visalia, State of California, on March 27, 2009.

VALLEY COMMERCE BANCORP
(Registrant)

By /s/Roy O. Estridge
Roy O. Estridge
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

The officers and directors of Valley Commerce Bancorp whose signatures appear below hereby constitute and appoint Donald A. Gilles and Roy O. Estridge, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 for the Valley Commerce Bancorp 2008 Equity Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

/s/ DONALD A. GILLES Donald A. Gilles	Director, President and Chief Executive Officer (Principal Executive Officer)	March 27, 2009

/s/ ROY O. ESTRIDGE Roy O. Estridge	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2009

/s/ DAVID B. DAY David B. Day	Director	March 27, 2009

/s/ WALTER A. DWELLE Walter A. Dwelle	Director	March 27, 2009

/s/ THOMAS A. GAEBE Thomas A. Gaebe	Director	March 27, 2009

/s/ PHILIP R. HAMMOND, JR. Philip R. Hammond, Jr.	Director	March 27, 2009

/s/ RUSSELL F. HURLEY Russell F. Hurley	Director	March 27, 2009

/s/ FRED P. LoBUE, JR. Fred P. LoBue, Jr.	Director	March 27, 2009

/s/ KENNETH H. MACKLIN Kenneth H. Macklin /s/ BARRY R. SMITH Barry R. Smith	Director Director	March 27, 2009 March 27, 2009

EXHIBIT LIST

Exhibit	Description

4.1	Valley Commerce Bancorp 2007 Equity Incentive Plan (1)(2)

4.2	Form of Stock Option Award Agreement under the Valley Commerce Bancorp 2007 Equity Incentive Plan (1)

4.3	Form of Restricted Share Award Agreement under the Valley Commerce Bancorp 2007 Equity Incentive Plan (1)

5	Opinion of Counsel as to the legality of the securities being registered.

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature page)
______________________________________
(1)	Management Contract or Compensation Plan or Arrangement

(2)	Incorporated by reference to Exhibit A to the Company’s definitive Proxy Statement dated March 30, 2007.